Exhibit 23.2

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our reports dated November 20, 2008 accompanying the consolidated financial statements and financial statement schedule of Concur Technologies, Inc. and its subsidiaries (which report includes an explanatory paragraph for the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, on October 1, 2007) and the effectiveness of internal control over financial reporting, which reports are included in the Annual Report of Concur Technologies, Inc on Form 10-K for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Seattle, Washington

November 21, 2008